SUB-ADVISORY AGREEMENT
                                   SCHEDULE A

                     SERIES OF NEUBERGER BERMAN INCOME FUNDS


Neuberger Berman Cash Reserves
Lehman Brothers High Income Bond Fund
Lehman Brothers Short Duration Bond Fund
Lehman Brothers Municipal Money Fund
Lehman Brothers Municipal Securities Trust
Lehman Brothers Strategic Income Fund


Date: February 28, 2007